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The Board of Directors
DSL Group Limited:



We consent to the incorporation by reference in the registration statement (No. 333-38765) on Form S-3, registration statement (No. 333-38759) on Form S-4 and registration statement (No. 333-71063) on Form S-8 of Armor Holdings, Inc. of our report dated 15 April 1997 relating to the consolidated profit and loss account and consolidated cash flow statement of DSL Group Limited and subsidiaries for the period from 3 June 1996 to 31 December 1996, which report appears in this Annual Report on Form 10-K of Armor Holdings, Inc. for the year ended December 31, 1998.




KPMG
London, England
25 March 1999